Exhibit 21

ARBITRON INC.

SUBSIDIARIES

Subsidiaries and Their Affiliates:	State or Other Jurisdiction of Incorporation

Arbitron Holdings Inc.	Delaware
Arbitron International, LLC (1)	Delaware
Arbitron Mobile Oy (2)	Finland
Arbitron Technology Services India Private Limited (1)	India
Astro West LLC (3)	Delaware
Cardinal North LLC (3)	Delaware
Ceridian Infotech (India) Private Limited	India

(1)	Is a subsidiary of Arbitron Inc. and Arbitron Holdings, Inc.
(2)	Is a subsidiary of Cardinal North LLC
(3)	Is a subsidiary of Arbitron Inc.